Exhibit 99.1

                                    NEWS RELEASE

For more information:

Sweetheart Holdings Inc.
Hans H. Heinsen
Chief Financial Officer
410-363-1111


                        SWEETHEART HOLDINGS INC. REPORTS
              RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 2003,
                         ANNOUNCES PROPOSED REFINANCING


OWINGS MILLS, MD - December 2, 2003 --- Sweetheart Holdings Inc. today released financial results for the fiscal year ended September 28, 2003.

Net sales increased $24.4 million, or 1.9%, to $1,307.9 million in Fiscal 2003 compared to $1,283.5 million in Fiscal 2002 reflecting a 0.6% decrease in sales volume and a 2.5% increase in average realized sales price. Sales volume decreased primarily as a result of lower demand from consumer customers, which was partially offset by increased demand from institutional customers. Average realized sales prices increased as a result of pricing increases associated with higher raw material costs and a change in product mix.

Gross profit increased $12.9 million, or 8.4%, to $166.2 million in Fiscal 2003 compared to $153.3 million in Fiscal 2002. As a percentage of net sales, gross profit increased to 12.7% in Fiscal 2003 from 11.9% in Fiscal 2002. The increase in gross profit is primarily due to improved manufacturing efficiencies and labor utilization resulting from the Company's rationalization, consolidation and improvement of its manufacturing facilities. The benefits from improved manufacturing efficiencies were partially offset by average selling prices increasing later in the year than increasing raw material costs.

Selling, general and administrative expenses decreased $6.6 million, or 5.7%, to $108.2 million in Fiscal 2003 compared to $114.8 million in Fiscal 2002. This decrease was primarily due to (i) $2.1 million decrease in salaries and related fringe benefits due to a workforce reduction program initiated in Fiscal 2002,
(ii) $2.6 million decrease in depreciation expense resulting from the full depreciation of certain computer equipment, (iii) $2.0 million decrease in goodwill amortization and (iv) $1.1 million decrease in expenses due to fewer customer bankruptcy filings in Fiscal 2003. These favorable changes were partially offset by a $2.2 million increase in promotional and advertising expenses.

Operating income in Fiscal 2003 increased by $31.2 million, or 92.0%, to $65.1 million as compared to $33.9 million in Fiscal 2002. The principal reasons contributing to the increase are an increase in gross profit and a decrease in selling, general administrative expenses, as noted
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above. In addition, in Fiscal 2002 the Company incurred various one-time expenses, including (i) a $5.4million write-off of the management services agreement between Sweetheart Holdings and SF Holdings Group, Inc., which had been assigned and assumed by The Fonda Group, Inc. in 1998, (ii) a $2.6 million write-off of assets related to business initiatives which were abandoned subsequent to the merger with The Fonda Group, Inc., (iii) $6.9 million of costs in connection with the rationalization, consolidation and process improvement of the Company's manufacturing facilities and (iv) $0.5 million of additional costs associated with the termination of the Lily-Tulip, Inc. Salary Retirement Plan. These expenses were offset, in part by a gain of $3.0 million associated with the sale of a facility.

The Company reported net income for Fiscal 2003 of $15.0 million as compared to a net loss of $3.1 million for Fiscal 2002.

Adjusted EBITDA for Fiscal 2003 is $84.9 million as compared to $69.6 million for Fiscal 2002. A reconciliation of net income to Adjusted EBITDA is set forth in the table below. As presented by the Company, Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income, net (loss) income, cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States of America. In addition, a substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management's discretionary use.

The Company also announced that its subsidiary, Sweetheart Cup Company Inc., plans to issue $95.0 million of senior secured notes and $20.0 million of junior subordinated notes in separate private placements, the proceeds of which would be used to repay a portion of its senior credit facility and to redeem all of its outstanding 12% Senior Notes due 2004. The senior secured notes would bear interest at a fixed rate that has not yet been determined and would mature in 2007. The junior subordinated notes, which would be purchased by International Paper Company, one of the Company's raw materials suppliers, would bear interest at the rate of 9-1/2% and would mature in 2008. There can be no assurance, however, that these refinancings will be completed. The senior secured notes and the junior subordinated notes are being offered in private placements and will not be registered under the Securities Act of 1933. The senior secured notes and the junior subordinated notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Company is one of the largest converters and marketers of a broad line of disposable food service products serving the North American institutional and consumer markets.
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                         Sweetheart Holdings Inc.
                         Statement of Operations

                                                September 28,     September 29,
                                                    2003              2002
                                               ---------------   ---------------
                                                       ($ in thousands)

Net sales                                        $ 1,307,921      $ 1,283,547
Cost of sales                                      1,141,738        1,130,264
                                                 ------------     ------------

  Gross profit                                       166,183          153,283

Selling, general and administrative expenses         108,240          114,823
Restructuring charge                                     486            1,893
Asset impairment expense                                 721              593
Other (income) expense, net                           (8,323)           2,102
                                                 ------------     ------------

  Operating income                                    65,059           33,872

Interest expense, net of interest income              39,297           37,079
Loss on debt extinguishment                              475            1,798
                                                 ------------     ------------

  Income (loss) before income tax and
    minority interest                                 25,287           (5,005)

Income tax expense (benefit)                          10,115           (2,002)
Minority interest in subsidiary                          127              145
                                                 ------------     ------------

  Net income (loss)                              $    15,045      $    (3,148)
                                                 ============     ============

Calculation of Adjusted EBITDA:
Net income (loss)                                $    15,045      $    (3,148)
Income tax (benefit) expense                          10,115           (2,002)
Interest expense, net                                 39,297           37,079
Depreciation and amortization                         27,000           31,170
                                                 ------------     ------------
           EBITDA                                     91,457           63,099
                                                 ------------     ------------
Restructuring charge                                     486            1,893

Asset impairment expense                                 721              593
Other (income) expense, net                           (8,323)           2,102
Loss on debt extinguishment                              475            1,798
Minority interest in subsidiary                          127              145
                                                 ------------     ------------

         Adjusted EBITDA                         $    84,943      $    69,630
                                                 ============     ============


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